STEN Corporation Reports Third-Quarter 2005 Results

MINNEAPOLIS, August 18, 2005 /PRNewswire-FirstCall/ -- STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, formerly known as Sterion Incorporated, today reported results for its third quarter ended June 30, 2005. The Company reported income from continuing operations for the third quarter of 2005 of $2,062 or $.00 per diluted share, compared to net income of $3,500 or $.00 per diluted share in the same period of the year earlier.  Sales for the third quarter from continuing operations were $2,133,762, a 369.5% increase from sales in the third quarter of fiscal 2004. The increase in sales from continuing operations revenue reflects the impact of the Company’s Burger Time business which was acquired in July of 2004.  For the nine months ended June 30, 2005, the Company earned net income of $514,221 or $.28 per diluted share compared to a net income of $62,991 in the year ago period.  The current year nine month period results includes a net gain of $531,334, or $.29 per diluted share, the gain is the net result of recent divestures including the sale of the Company’s Medical Products Group, on November 8, 2004 and the sale of Emergency Oxygen Service Business on June 30, 2005. In accordance with financial reporting requirements, these former businesses units are being accounted for as discontinued operations.

Commenting on the third-quarter results, Kenneth Brimmer, Company CEO, noted, "we continue to be in a transition as we move from a business with a significant medical business to focus to on other opportunities.   Our cash on-hand at the end of the quarter was $3.8 million or more than $2.00 per common share outstanding and our current book value per share is now over $4.00 and with the recent sale of our Emergency Oxygen Service Business leaves us well-positioned to consider significant growth opportunities including possible acquisitions."

STEN Corporation, headquartered in Minnesota, is a diversified business. The Company operates a chain of fast-food, drive-through restaurants under the Burger Time name. In addition, the Company provides contract manufacturing services for surgical instrument sterilization container systems.

STEN Corporation common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about STEN Corporation is available at the Company's website: www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

Source:  STEN Corporation

STEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2005	2004	2005	2004

Sales, net	$2,133,762	$454,410	$5,943,429	$1,651,828

Cost of goods sold	1,920,078	362,254	5,391,775	1,408,974
Gross profit	213,684	92,156	551,654	242,854

Selling, general and administrative expenses	238,449	88,656	565,750	290,550
Income (loss) from operations	(24,765)	3,500	(14,096)	(47,696)

Other income (expense)
Interest expense, net of $1,028 and $6,756 of interest income for the three and nine months ended	(4,379)	0	(12,217)	0
Total other income (expense)	(4,379)	0	(12,217)	0

Income (loss) from continuing operations before income taxes	(29,144)	3,500	(26,313)	(47,696)

Benefit from income taxes	(31,206)	0	(9,200)	0

Income (loss) from continuing operations	2,062	3,500	(17,113)	(47,696)

Income (loss) from discontinued operations of $1,179,722 for the nine months ended (including a gain on disposal of the Medical Products Group of $1,504,258 and a loss on disposal of Emergency Oxygen Service Business of $(324,536)).	(512,425)	105,317	969,108	131,937

Provision for (benefit from) income taxes from discontinued operations	(150,000)	30,250	437,774	21,250

Income (loss) from discontinued operations	(362,425)	75,067	531,334	110,687

Net Income (loss)	$ (360,363)	$ 78,567	$ 514,221	$ 62,991

Income (loss) from continuing operations per share
Basic	$.00	$.00	$(.01)	$(.03)
Diluted	$.00	$.00	$(.01)	$(.03)

Income (loss) from discontinued operations per share
Basic	$(.21)	$.04	$.31	$.07
Diluted	$(.21)	$.03	$.29	$.06

Net income (loss) per share
Basic	$(.21)	$.05	$.30	$.04
Diluted	$(.21)	$.04	$.28	$.03

Weighted average common and common equivalent shares outstanding
Basic	1,710,685	1,738,618	1,722,887	1,738,527
Diluted	1,710,685	1,847,950	1,831,407	1,865,633

STEN CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

ASSETS

	June 30, 2005 (unaudited)	September 30, 2004 (audited)
CURRENT ASSETS
Cash and cash equivalents	$3,832,044	$431,942
Other current assets	1,723,447	7,671,868
Total Current Assets	5,555,491	8,103,810
PROPERTY AND EQUIPMENT, NET	3,754,027	3,837,055
OTHER ASSETS
Assets of discontinued business held for sale	722,857	0
Other Assets	1,107,473	2,523,080
Total Other Assets	1,830,330	2,523,080
TOTAL ASSETS	$11,139,848	$14,463,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$1,462,807	$4,145,298
LONG-TERM LIABILITIES	2,881,451	3,902,063
TOTAL LIABILITIES	4,344,258	8,047,361
TOTAL STOCKHOLDERS’ EQUITY	6,795,590	6,416,584
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,139,848	$14,463,945
NET BOOK VALUE PER SHARE	$3.95	$3.71